Exhibit 10.2

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated as of January 30, 2024 (this “Agreement”), among ATW Special Situations Management LLC, as collateral agent (the “Agent”) on behalf of the lenders now or hereafter party to the Loan Agreement (defined below), NAUTICUS ROBOTICS, INC. (F/K/A CLEANTECH ACQUISITION CORP.), a Delaware corporation (together with its successors and assigns, the “Company”), NAUTICUS ROBOTICS HOLDINGS, INC. (F/K/A NAUTICUS ROBOTICS, INC.), a Texas corporation (together with its successors and assigns, “Nauticus Sub”), NAUTIWORKS LLC, a Delaware limited liability company (together with its successors and assigns, “NautiWorks”), NAUTICUS ROBOTICS FLEET LLC, a Delaware limited liability company (together with its successors and assigns, “Nauticus Fleet”), NAUTICUS ROBOTICS USA LLC, a Delaware limited liability company (together with its successors and assigns, “Nauticus USA”, and together with the Company, Nauticus Sub, NautiWorks, Nauticus Fleet and any other debtor parties joined to this Agreement from time to time pursuant to Section 8, collectively, the “Debtors”, and each individually, a “Debtor”).

WITNESSETH:

WHEREAS, the Company has entered into a Senior Secured Term Loan Agreement dated as of the date hereof (as it may hereafter be amended or restated, the “Loan Agreement”), with the Agent and the lenders party thereto, pursuant to which such lenders have made or deemed to have made term loans to the Company in the aggregate amount of $9,551,856;

WHEREAS, it is a condition to the obligations of the Lenders (as defined in the Loan Agreement) under the Loan Agreement that this Agreement be duly executed and delivered; and

WHEREAS, each of the Debtors derives financial benefit from the financing being made available to the Company pursuant to the Loan Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 SECURITY INTEREST. The Debtors hereby assign and grant to the Agent on behalf of the Lenders, a security interest in all of the following assets of the Debtors, now owned or hereafter created or acquired (the “Collateral”):

(a) All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts owing to each Debtor from a factor and choses in action; and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b) All inventory, including all materials, work in process and finished goods.

(c) All goods, including, without limitation, all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, vessels (including, for the avoidance of doubt, any Collateral Ships (including without limitation any autonomous underwater vehicle or AUV listed in Part C of Schedule II and, to the extent owned by a Debtor, all materials used or to be used in the construction and equipping a Collateral Ship, all equipment, outfitting, engines and appliances installed or to be installed on a Collateral Ship, all rights related to a Collateral Ship, and all proceeds therefrom, and any and all present and future parts, accessories, attachments, additions, accessions, substitutions and replacements to and for any of the foregoing collateral)), appliances, furniture, special and general tools, fixtures, test and quality control devices, all Titled Collateral (as defined below), and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with any Debtor’s businesses and all improvements thereto.

(d) All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type, including, all Equity Interests in any and all Persons owned or hereafter acquired by any Debtor. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(e) Subject to the Foreign Collateral Exclusion, all Equity Interests, regardless of class or designation, owned or hereafter acquired by any Debtor in any and all Persons including without limitation each of the issuing entities described in Schedule I hereto, and any warrants, options, purchase rights, conversion or exchange rights, voting, managerial and control rights, calls or claims of any character with respect to any such Equity Interests (collectively, including the Additional Pledged Interests (as defined below), the “Pledged Interests”), and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, including (i) the right to request, after the occurrence and during the continuation of an Event of Default, that the Pledged Interests (including the Additional Pledged Interests) be registered in the name of Agent or any of its nominees, (ii) any certificates representing the Pledged Interests (including the Additional Pledged Interests), (iii) the right to receive any certificates representing any of the Pledged Interests (including any certificates representing any of the Additional Pledged Interests), (iv) the right to require that same be delivered to Agent together with undated powers or assignments of investment securities with respect thereto, duly endorsed in blank by the applicable Debtor, (v) all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and (vi) all economic rights, dividends, distributions of income, profits, surplus or other compensation by way of income or liquidating distributions, in cash or in kind, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in addition to, in substitution of, on account of or in exchange for any or all of the Pledged Interests (including the Additional Pledged Interests), whether now owned or hereafter acquired by such Debtor (the Pledged Interests and any other collateral pledged pursuant to this Section 1(e) are referred to herein, collectively, as the “Pledged Collateral”).

(f) All general intangibles, including, but not limited to: (i) all patents, and all unpatented or unpatentable inventions, (ii) all trademarks, service marks, and trade names, (iii) all copyrights and literary rights, (iv) all computer software programs, (v) all mask works of semiconductor chip products, and (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles, all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g) All negotiable and nonnegotiable documents of title covering any Collateral.

(h) All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i) All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties, indemnities and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(j) All Collateral Ship Earnings.

(k) All books and records pertaining to any Collateral, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

(l) All Marine Insurances.

(m) All contracts (including Charters), other agreements or undertakings between a Debtor and one or more additional parties, including, without limitation for the construction of any Collateral Ship or any refurbishment, refitting, redesign or other improvement to an existing Collateral Ship or any bareboat charter, time or voyage charter, contract of affreightment or other contract for the use or employment of a Collateral Ship.

(n) All Construction Contracts (including, without limitation (i) all rights to purchase, to take title to, and to be named the purchaser in any bill of sale for, any Collateral Ship, (ii) all claims for damages in respect of a Collateral Ship arising as a result of any default by the Builder (including, without limitation, all warranty and indemnity claims), (iii) all rights to any software, data, or intellectual property imbedded in the Vessel or essential to its operation, (iv) any and all rights of a Debtor to compel performance by the Builder, and (v) all rights related to a Collateral Ship, which rights, in each case, include but are not limited to (a) all present and future options to sell, lease or charter of a Collateral Ship or any interest therein, (b) all of a Debtor’s accounts, general intangibles and contract rights in any way related to a Collateral Ship (including those arising pursuant to a Construction Contract) and/or the construction and equipping thereof, (c) all of a Debtor’s rights under any present and future construction, architectural and engineering drawings, plans, specifications, contracts or agreements with regard to the construction and outfitting of a Collateral Ship, including all rights under a Construction Contract, all rights with respect to any plans and specifications, and any and all surety or performance bonds, letters of credit and guaranties in connection therewith of every nature and kind whatsoever, including, without limitation, the rights of Assignor and its remedies to enforce and/or to receive payments or damages under any such construction, engineering or architectural contracts and surety or performance bonds, letters of credits and/or guaranties, as provided therein, or as otherwise provided under applicable law, and (d) all of a Debtor’s present and future contract rights, instruments, permits, and documents necessary for use or useful in connection with the ownership and/or operation of a Collateral Ship).

(o) All proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurances (including without limitation Marine Insurances), indemnity, warranty or guaranty payable to such Debtor from time to time with respect to any of the foregoing.

To the extent any Collateral Ship is subject to and covered by a valid and enforceable Collateral Ship Mortgage in favor of the Agent, the provisions of such Collateral Ship Mortgage shall prevail in the event of any conflict between such Collateral Ship Mortgage and this Agreement. Subject to the foregoing, if any item of Collateral also constitutes collateral granted to Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Agent, in its sole discretion, shall select which provision or provisions shall control.

Notwithstanding anything to the contrary in this Agreement, (A) the pledge by any Debtor of the Equity Interests in any Excluded Subsidiary that is a Direct Foreign Subsidiary of such Debtor shall be limited to a pledge by such Debtor of 65% of the voting securities and related interests and rights owned by such Debtor in such Excluded Subsidiary that is a Direct Foreign Subsidiary, and (B) Excluded Subsidiaries shall not pledge their assets hereunder (including Equity Interests in any Foreign Subsidiaries owned by such Excluded Subsidiaries) (the exclusion in clauses (A) and (B) of this paragraph are referred to herein as the “Foreign Collateral Exclusion”); provided, the Foreign Collateral Exclusion shall only apply to Excluded Subsidiaries and, with respect to any particular Excluded Subsidiary, only for so long as such Excluded Subsidiary remains an Excluded Subsidiary. Accordingly, in the event an existing Excluded Subsidiary ceases to be an Excluded Subsidiary for any reason (including without limitation by operation of a change in applicable law), 100% of the Equity Interests owned by the Debtors in such former Excluded Subsidiary shall be pledged hereunder by the applicable Debtor(s) (such pledge being automatically deemed effective upon and simultaneously with such former Excluded Subsidiary’s ceasing to be an Excluded Subsidiary) and such former Excluded Subsidiary shall be required to join this Agreement as a Debtor in order to pledge all of its assets as Collateral, as provided further herein.

2 DEFINITIONS. Capitalized terms used, but not defined, in this Agreement have the meaning set forth in the Loan Agreement. All other capitalized terms contained in this Agreement and not defined in this Agreement or the Loan Agreement shall have, when the context so indicates, the meanings provided for by the UCC. In addition, when used in this Agreement, including in any Schedule, Exhibit or Annex hereto, the defined terms contained in Exhibit C to this Agreement shall have the meanings set forth therein and the following terms shall have the following meanings:

“Bankruptcy Code” means (i) the Bankruptcy Code of the United States, (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, administration, reorganization, or similar debtor relief legal requirements of the United States or other applicable jurisdictions from time to time in effect which permit a debtor to obtain a stay or a compromise of the claims of its creditors or which otherwise affect the rights of creditors generally, and (iii) any provisions of corporate statutes of like effect where such statutes are used by a Person to propose an arrangement of such Person’s debts.

“Debtor Laws” means (i) all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws including the Bankruptcy Code, and (ii) general equitable principles from time to time in effect affecting the rights of creditors generally.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, and any Debtor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Debtor and such other terms and conditions as Agent may reasonably require.

“Direct Foreign Subsidiary” means any subsidiary of a Debtor, or of a Domestic Subsidiary of a Debtor, (i) a majority of whose voting securities are directly owned by a Debtor or Domestic Subsidiary of a Debtor and (ii) that is not a Domestic Subsidiary.

“Domestic Subsidiary” means any direct or indirect subsidiary of a Debtor that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Equity Interest” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial partnership or membership interests, joint venture interests, units, limited liability company interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Excluded Subsidiary” means any Foreign Subsidiary for which (i) the provision of a guarantee by such Foreign Subsidiary of any indebtedness or other obligations incurred by any Debtor hereunder or under any other Transaction Document, (ii) the pledge by such Foreign Subsidiary of any assets of such Debtor as security for payment of any indebtedness or other obligations incurred by any Debtor hereunder or any other Transaction Document, (iii) the pledge by any Debtor of 100% of the voting capital stock of such Foreign Subsidiary as security for the payment of the indebtedness or other obligations incurred by any Debtor hereunder or under any Transaction Document, would result in material adverse tax consequences to any Debtor (as reasonably determined by such Debtor in consultation with the Agent) under Section 956 of the United States Internal Revenue Code, and the regulations promulgated thereunder, as amended (“Section 956”) or (iv) any Subsidiary formed solely in connection with a Subsidiary Acquisition (as defined in the Loan Agreement) that is merged out of existence upon consummation of the Subsidiary Acquisition (as defined in the Loan Agreement); provided that, concurrently with such consummation of the Subsidiary Acquisition, the Company agrees to, or to cause such surviving entity, to comply with the requirements of Section 26 of the Loan Agreement.

“Foreign Subsidiary” means any Direct Foreign Subsidiary of a Debtor, and any directly or indirectly owned subsidiary (other than a Domestic Subsidiary) of a Direct Foreign Subsidiary.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Debtor, and any bank, securities intermediary, commodity intermediary, financial institution or other Person who has custody, control or possession of any investment property of such Debtor acknowledging that such bank, securities intermediary, commodity intermediary, financial institution or other Person who has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Debtor and including such other terms and conditions as Agent may reasonably require.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Security Documents” shall mean this Agreement, the Intellectual Property Security Agreements (as defined in the Purchase Agreement), the Subsidiary Guarantee (as defined in the Purchase Agreement), the original Pledged Securities (as defined in the Purchase Agreement), along with medallion guaranteed executed blank stock powers to the Pledged Securities (as defined in the Purchase Agreement), the Deposit Account Control Agreements, Investment Property Control Agreements, any Other Instruments any Pre-delivery Security, Collateral Ship Mortgage, Deed of Covenant and any other documents and filings required, executed or delivered hereunder and/or thereunder in order to grant the Agent on behalf of the Lenders a first priority security interest in the assets of the Debtors as provided herein or therein, as applicable, including without limitation all UCC-1 filing receipts, each in form and substance satisfactory to the Purchasers.

3 THE SECURED OBLIGATIONS. The Collateral secures and will secure (i) all Obligations (as defined in the Loan Agreement) and (ii) all obligations of the Debtors under this Agreement (collectively, the “Secured Obligations”). The Debtors have fully completed and delivered to the Agent the attached Perfection Certificate, attached hereto as Exhibit A (“Perfection Certificate”). Each Debtor represents and warrants as of the date hereof that, to its knowledge, (i) the written information provided for in the Perfection Certificate is true and correct and (ii) the Perfection Certificate does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements or information therein, in the light of the circumstances under which they were made, not materially misleading, taken as a whole.

4 DELIVERY OF COLLATERAL; FILING AUTHORIZATION.

(a) Within thirty (30) days following the date hereof (or such later time as the Agent may agree in its sole discretion), each Debtor shall have delivered to the Agent all certificates, if any, representing the Pledged Interests owned by such Debtor to the extent such Pledged Interests are represented by certificates, and undated powers endorsed in blank with respect to such certificates. From and after the date hereof, each Debtor will promptly and in any event within five (5) Business Days of such Debtor’s receipt thereof (or such later time as the Agent may agree in its sole discretion), deliver to the Agent the applicable certificates in accordance with Section 5. The Debtors agree that all property comprising part of the Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Debtor, and by any such other instruments or documents as Agent may request.

(b) Each Debtor irrevocably authorizes Agent at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements, amendments or modifications thereto or continuations thereof that (a) indicate the Collateral (i) as all assets of such Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, in order to and as necessary or appropriate (as determined by the Agent in its sole discretion) perfect the security interests in the Collateral granted herein. Each Debtor hereby further irrevocably authorizes Agent to file intellectual property security agreements with respect to the Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, in order to and as necessary or appropriate (as determined by the Agent in its sole discretion) perfect the security interests in the Collateral granted herein.

5 ADDITIONAL PLEDGED INTERESTS; OTHER INSTRUMENTS.

(a) Subject to the Foreign Collateral Exclusion, during the term of this Agreement, in the event that any Debtor shall receive any additional Equity Interests of any Person or any warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect to any Equity Interests of any Person, including without limitation (i) any Equity Interests (including without limitation any options, warrants, subscriptions or other rights, whether as an addition to, in substitution for, or in exchange for any of the Pledged Interests or otherwise) in any direct or indirect subsidiaries of such Debtor formed or acquired after the date hereof, and/or any Equity Interests received through a dividend or a distribution in connection with any reclassification, increase or reduction of capital, merger, consolidation, sale of assets, combination or other reorganization by virtue of such Debtor having been an owner of any of the Pledged Collateral (all of such additional Equity Interests, collectively, the “Additional Pledged Interests”), or (ii) any original promissory note, chattel paper, documents, certificates of deposit, securities or other investment property not constituting Equity Interests (collectively “Other Instruments”), such Debtor agrees to deliver promptly and in any event within five (5) Business Days of such Debtor’s receipt thereof (or such later time as the Agent may agree in its sole discretion), to Agent at the address specified in Section 4, the following: (1) with respect to any such Additional Pledged Interests or other Pledged Collateral represented by a certificate or other instrument, or any such Other Instruments received, such certificate or Other Instrument, together with undated powers or assignment endorsed in blank by such Debtor; and (2) a duly executed Pledge and Security Agreement Addendum in substantially the form of Exhibit B hereto (a “Pledge and Security Agreement Addendum”) identifying the Additional Pledged Interests, Other Instrument or other Pledged Collateral which are pledged by such Debtor pursuant to this Agreement.

(b) During the term of this Agreement, in the event that any distribution of any Equity Interests or other securities of any Person, regardless of class or designation, or any warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect to any of the foregoing, shall be made on or in respect of the Pledged Collateral or any property shall be distributed to any Debtor upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the Equity Interests or other securities of the issuer thereof or pursuant to the reorganization thereof, the property so distributed shall be delivered promptly and in any event within five (5) Business Days of such Debtor’s receipt thereof (or such later time as the Agent may agree in its sole discretion) by such Debtor to Agent to be held by it as additional collateral security for the Secured Obligations. All such Equity Interests or other securities so distributed in respect of the Pledged Collateral which are received by any Debtor shall, until paid or delivered to Agent, be held such Debtor in trust for the benefit of Agent on behalf of the Lenders, segregated from such Debtor’s other property, and Debtor shall deliver it forthwith to Agent in the exact form received, together with the authorization to file any necessary UCC financing statements or any necessary endorsement or appropriate stock or other powers or assignments duly endorsed in blank by such Debtor.

6 MARINE INSURANCES, CONSTRUCTION CONTRACTS, CHARTER CONTRACTS AND EARNINGS.

(a) With respect to any Marine Insurances, the Debtors shall deliver in writing to all of the underwriters or marine insurance brokers of Marine Insurance of each Debtor a notice of assignment substantially in the form attached hereto as Exhibit F (or such other form as acceptable to the Agent), and the Debtors shall deliver, or cause to be delivered, to the Agent with respect to each policy of Marine Insurance, a letter of undertaking from the applicable underwriter or a marine insurance broker attaching the cover notes and certificate of entry evidencing such Marine Insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonable satisfactory to the Agent.

(b) With respect to a Permitted Charter in excess of 12 months of a Collateral Ship constituting Collateral (or that would constitute Collateral if the succeeding actions were undertaken) where the charterer thereunder is not a Debtor, the Debtors shall promptly deliver to such charterer a notice in writing substantially in the form attached hereto as Exhibit G-1 (or such other form acceptable to the Agent) of the assignment of such Charter granted hereunder and deliver to the Agent a consent and agreement from the charterer under such Charter substantially in the form attached hereto as Exhibit G-2 (or such other form acceptable to the Agent).

(c) With respect to any Construction Contract constituting Collateral (or that would constitute Collateral if the succeeding actions were undertaken), the Debtors shall use (ii) commercially reasonable efforts with respect to any such Construction Contract executed on or before the date hereof, and (ii) best efforts with respect to any such Construction Contract executed after the date hereof, to deliver to the Agent a consent and agreement from the Builder under such Construction Contract substantially in the form attached hereto as Exhibit I (or such other form reasonably acceptable to the Agent).

(d) Notwithstanding the foregoing, at the request of the Agent, at any time after the occurrence of and during the continuance of any Event of Default, each Debtor shall promptly notify in writing substantially in the form attached hereto as Exhibit H each of such Debtor’s agents and representatives into whose hand or control may come any earnings and moneys to be paid to such Debtor in respect of the Collateral Ship, instructing such addressee to remit promptly to a specified account all such earnings and money which may come into such Persons’ hands or control and continue to make such remittances until such time as such Person may receive written notice or instruction to the contrary directly from the Agent.

7 TITLED COLLATERAL.

(a) Each Debtor shall (i) cause all Collateral, now owned or hereafter acquired by such Debtor, which under applicable law are required to be registered, to be properly registered as required by applicable law in the name of the Debtor, (ii) cause all Titled Collateral, to be properly titled in the name of such Debtor, and if requested by the Agent, with the Agent’s lien noted thereon and (iii) if reasonably requested by the Agent, promptly, and in any event within five (5) Business Days of Agent’s reasonable request therefor (or such later time as the Agent may agree in its sole discretion), deliver to the Agent (or its custodian) originals of all such Certificates of Title or certificates of ownership for such Titled Collateral unless such originals are required to be kept with the Titled Collateral in which case copies shall be provided, with the Agent’s lien noted thereon or upon appropriate abstract of title or other documentation issued by a governmental authority. Notwithstanding the foregoing, if any Debtor owns any Collateral Ship on the date hereof that is registered in the State of Texas, within sixty (60) days following the date hereof (or such later time as the Agent may agree in its sole discretion), such Debtor shall file a notice of lien, or such other form reasonably necessary to record the security interest granted hereunder over such Collateral Ship, with the appropriate Texas state authorities, and substantially concurrently with the registration of such Collateral Ship with any other Approved Jurisdiction, such Debtor shall execute, deliver and record a Collateral Ship Mortgage over such Collateral Ship in such jurisdiction and any other documents and other evidence listed in Exhibit E hereto, as applicable, in form and substance satisfactory to the Agent.

(b) Upon the acquisition after the date hereof by any Debtor of any Titled Collateral, such Debtor shall promptly and in any event within five (5) Business Days of any such acquisition (or such later time as the Agent may agree in its sole discretion), notify the Agent of such acquisition, set forth a description of such Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and if so requested by the Agent, promptly deliver to the Agent (or its custodian) originals of the Certificates of Title or certificates of ownership for such Titled Collateral, together with the manufacturer’s statement of origin, and an application duly executed by the Debtor to evidence the Agent’s lien thereon.

(c) Notwithstanding the foregoing, if (i) any Debtor acquires any Collateral Ship, the Debtors agree to, concurrently with Delivery Date in respect of such Collateral Ship, execute and deliver the documents and other evidence listed in Exhibit E hereto, as applicable, in form and substance satisfactory to the Agent, and (ii) an AUV (or any other Collateral Ship) becomes capable of registration with an Approved Jurisdiction, register such AUV (or other Collateral Ship) in such Approved Jurisdiction and concurrently with such registration record a Collateral Ship Mortgage over such AUV.

(d) Each Debtor hereby appoints the Agent as its attorney-in-fact, effective the date hereof (but with the Agent’s powers as such attorney-in-fact as provided for in this paragraph only being exercisable after the occurrence and during the continuance of any Event of Default) and terminating upon the termination of this Agreement, for the purpose of (i) executing on behalf of the Debtor title or ownership applications for filing with appropriate governmental authority to enable Titled Collateral now owned or hereafter acquired by the Debtor to be amended to reflect the Agent listed as lienholder thereof, (ii) filing such applications with such governmental authority, and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Debtor as the Agent may deem necessary or advisable to accomplish the purposes of this Section 7 (including, without limitation, for the purpose of creating in favor of the Agent a perfected lien on such Titled Collateral and exercising the rights and remedies of the Agent hereunder). This appointment as attorney-in-fact is coupled with an interest which shall remain in effect during the continuance of any Event of Default until Agent has confirmed in writing that such Event of Default has been cured or waived.

(e) With respect to motor vehicles, any Certificates of Title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each motor vehicle covered thereby.

(f) As used herein, the term “Titled Collateral” means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) and all ships and vessels (including without limitation the Collateral Ships), and similar equipment for which the title to such motor vehicles, ships, vessels, and other similar equipment is governed by a Certificate of Title or certificate of ownership.

8 DEBTORS’ COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Debtor represents, covenants and warrants that unless, compliance is waived by the Agent in writing:

(a) Upon the filing of financing statements relating to the Collateral with the Secretary of State of the State of Delaware (with respect to the Company, NautiWorks, Nauticus Fleet and Nauticus USA) and with the Secretary of State of the State of Texas (with respect to Nauticus Sub), Agent will have a valid and perfected first priority security interest in the Collateral (to the extent a security interest therein may be perfected by the filing of a financing statement), subject to Permitted Liens.

(b) As of the date hereof, Part A of Schedule II attached hereto sets forth any and all motor vehicles owned by such Debtor, together with (a) the unit and VIN numbers, (b) the state where such vehicles are titled, (c) any existing lienholders and (d) the make, model and year of such vehicles. As of the date hereof, Part B of Schedule II attached hereto sets forth any and all aircraft and boats (other than Collateral Ships) and all other inventory, equipment and other goods owned by such Debtor which are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction, and provides a description of such goods and indicates the registration system and jurisdiction of such goods. As of the date hereof, Part C of Schedule II attached hereto sets forth any and all Collateral Ships owned by a Debtor, Construction Contracts and MOAs to which a Debtor is a party, and provides (i) with respect to each such Collateral Ship, a description of such Collateral Ship (including the intended use of such Collateral Ship, whether such Collateral Ship is a surface or sub-surface vessel, whether such Collateral Ship is manned, remote operated or both, and the Approved Jurisdiction, port of registration and IMO number of such Collateral Ship), the Debtor’s good faith estimate of the value of such Collateral Ship and a representation by the Debtor as to whether such Collateral Ship is capable of registration, (ii) and in the case of any Construction Contract or MOA, a description of such agreement. As of the date hereof, Part D of Schedule II attached hereto sets forth any and all Charters in respect of a Collateral Ship, along with a description of such Charter.

(c) Each Debtor will use its commercially reasonable efforts properly preserve the Collateral (except for any thereof that is sold in the ordinary course of business or with Agent’s written consent), defend the Collateral against any adverse claims and demands, and keep accurate Books and Records.

(d) As of the date hereof, such Debtor’s chief executive office is located at the address specified in Schedule IV-1 hereto. In addition, as of the date hereof, each Debtor is incorporated in, or organized under, the laws of the state specified on Schedule IV-1. Each Debtor shall promptly (and in any event, within five (5) Business Days of any such change) notify the Agent, in writing, after any change such Debtor’s or any Excluded Subsidiary’s chief executive office address or state of incorporation or organization.

(e) As of the date hereof, each Debtor’s exact legal name is as set forth in on Schedule IV-1 attached hereto. Each Debtor will promptly (and in any event, within five (5) Business Days of any such change) notify the Agent, in writing, after any change in such Debtor’s name, identity or material change in its business structure.

(f) Schedule IV-2 attached hereto includes a list of all Excluded Subsidiaries existing as of the date hereof and includes, with respect to each Excluded Subsidiary (i) the exact legal name of such Excluded Subsidiary, (ii) the registered office address and chief executive office address of such Excluded Subsidiary, (iii) the jurisdiction of incorporation or organization of such Excluded Subsidiary, (iv) the type of company of such Excluded Subsidiary (as defined under its jurisdiction of incorporation or organization), (v) the date of incorporation, formation or organization of such Excluded Subsidiary, (vi) any Debtor or other Subsidiary that owns the Equity Interests of such Foreign Subsidiary and (vii) an indication as to whether such Excluded Subsidiary is a Direct Foreign Subsidiary. Each Debtor shall promptly (and in any event, within five (5) Business Days of any such change) notify the Agent, in writing, after any change in the name, identity, registered office address, chief executive office address, jurisdiction of incorporation or organization or any material change in the business structure of any Excluded Subsidiary. If any Debtor forms or acquires any new direct or indirect subsidiary that is an Excluded Subsidiary, the Debtors agree to, concurrently with the acquisition or formation thereof, notify the agent in writing of such acquisition or formation and amend Schedule IV-2 to include such newly formed or acquired Excluded Subsidiary including all of the information with respect to such Excluded Subsidiary described in clauses (i) through (vii) of the foregoing sentence.

(g) Except as otherwise specifically contemplated by this Agreement or unless otherwise agreed, each Debtor has not granted and will not grant any security interest in any of the Collateral except to the Agent, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature except the security interest of the Agent, in each case, other than Permitted Liens (as defined in the Loan Agreement).

(h) Each Debtor will promptly (and in any event, within five (5) Business Days of any such event) notify the Agent, in writing, of any event which materially affects the value of the Collateral or the ability of the Debtors to dispose of the Collateral, including, but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.

(i) Each Debtor shall pay all costs necessary to preserve, defend, enforce and, to the extent practical, collect, the Collateral, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales and any costs to perfect the security interest of the Agent (collectively, the “Collateral Costs”). Without waiving such Debtor’s Event of Default (if any) for failure to make any such payment, the Agent, following any such failure, at its option may pay any such Collateral Costs, and discharge encumbrances on the Collateral (other than Permitted Liens), and such Collateral Costs payments shall be a part of the Obligations and bear interest at the rate set out in the Loan Agreement. Each Debtor agrees to reimburse the Agent and the Lenders on demand for any Collateral Costs reasonably incurred.

(j) Until the Agent exercises its rights to make collection, the Debtors will use their commercially reasonable efforts to diligently collect all Collateral consisting of accounts receivables consistent with their customary business practices.

(k) If any Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, each Debtor shall promptly and in any event within five (5) Business Days of such Debtor’s receipt thereof (or such later time as the Agent may agree in its sole discretion) deliver such document to the Agent on behalf of the Lenders, together with any necessary endorsements.

(l) The Debtors will not make any Disposition not permitted by the Loan Agreement.

(m) Each Debtor will maintain and keep in force commercial risk insurance (i) covering the customary risks for the business that the Debtors are engaged in, (ii) insuring the Collateral against loss by fire, flood and wind and such other hazards as are customary in the area where such Collateral is located and (iii) naming the Agent and its successors or assigns as their interests may appear as lender loss payee (in the case of property insurance) and an additional insured (in the case of liability insurance), and the Debtors will maintain insurance of similar types and coverages as maintained on the date hereof and consistent with past practice, with financially sound and reputable insurance companies and associations acceptable to the Agent based on the Agent’s reasonable judgment (or as to workers’ compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on). Notwithstanding anything to the contrary set forth herein, the Debtors (i) represent and warrant that as of the date hereof, the Company, NautiWorks, Nauticus Fleet and Nauticus USA are is insured under all of the insurance policies of Nauticus Sub, and (ii) agree that the Company, NautiWorks, Nauticus Fleet and Nauticus USA shall at all times be insured under all of the insurance policies of Nauticus Sub and each other direct and/or indirect subsidiary of the Company. On or before the date that is fifteen (15) Business Days following the date hereof (or such other later date to which Agent may agree to in writing in its sole and absolute discretion), the Debtors shall deliver to Agent certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements, each in form and substance satisfactory to the Agent in its sole discretion. Upon the request of the Agent, from time to time, the Debtors shall deliver to the Agent a copy of each insurance policy required to be maintained hereunder together with certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements, each in form and substance satisfactory to the Agent in its sole discretion.

(n) The Debtors will not attach any Collateral to any real property or fixture in a manner which might cause such Collateral to become a part thereof unless the Debtor first obtains the written consent of any owner, holder of any lien on the real property or fixture, or other Person having an interest in such property to the removal by the Agent of the Collateral from such real property or fixture; provided that this paragraph (n) shall not prohibit any Debtor from acquiring or owning real property. Such written consent shall be in form and substance acceptable to the Agent and shall provide that the Agent have no liability to such owner, holder of any lien, or any other Person.

(o) As of the date hereof, the Perfection Certificate includes a complete list of all patents, trademark and service mark registrations, copyright registrations, mask work registrations, and all applications therefore, in which each Debtor has any right, title, or interest, throughout the world. Each Debtor will promptly notify the Agent of any acquisition (by adoption and use, purchase, license or otherwise) of any patent, trademark or service mark registration, copyright registration, mask work registration, and applications therefore, and unregistered trademarks and service marks and copyrights, throughout the world, which are granted or filed or acquired by any Debtor after the date hereof or which are not listed on the Perfection Certificate.

(p) Each Debtor will at its expense, use its commercially reasonable efforts to diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof that it deems appropriate in its business judgment, will maintain in effect all issued patents and will renew all trademark and service mark registrations, including payment of any and all maintenance and renewal fees relating thereto, except for such patents, service marks and trademarks that are being sold, donated or abandoned by the Debtors pursuant to the terms of its intellectual property management program. Each Debtor also will promptly make application on any patentable but unpatented inventions, registerable but unregistered trademarks and service marks, and copyrightable but uncopyrighted works that it deems appropriate in its business judgment. Each Debtor will at its expense protect and defend all rights in the Collateral against any material claims and demands of all Persons other than the Agent and the Lenders or the holders of Permitted Liens and will, at its expense, enforce all rights in the Collateral against any and all infringers of the Collateral where such infringement would materially impair the value or use of the Collateral to the Debtors or the Lenders. No Debtor will license or transfer any of the Collateral constituting patents, trademarks, service marks, or copyright applications, except for such licenses or transfers as are customary in the ordinary course of the Debtors’ business, or except with the prior written consent of the Agent, which consent shall not be unreasonably withheld.

(q) The Equity Interests owned by the Debtors as of the date hereof (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities and (iii) are not held by any Person in an investment account, securities account, commodity account or other similar account as the date hereof, except as disclosed in Schedule III-1 hereto.

(r) If any Debtor forms or acquires any new direct or indirect subsidiary (other than an Excluded Subsidiary), the Debtors agree to, concurrently with the acquisition or formation thereof, (i) amend this Agreement to reflect the addition of such Equity Interests and pledge the applicable Equity Interests to Agent as additional Collateral in accordance with Section 5, (ii) cause such newly formed or acquired subsidiary to become a party to this Agreement as a Debtor pursuant to a joinder in form satisfactory to Agent for the purposes of granting a security interest in such subsidiary’s assets as additional Collateral, (iii) deliver to Agent an opinion of counsel in form and substance acceptable to Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such subsidiary and (iv) to execute or deliver such other agreements, documents requested by the Agent in connection therewith.

(s) Subject to the Foreign Collateral Exclusion, if any Debtor forms or acquires any Direct Foreign Subsidiary that is an Excluded Subsidiary, the Debtors agree to, concurrently with the acquisition or formation thereof, (i) amend this Agreement to reflect the addition of the applicable Equity Interests and pledge the applicable Equity Interests to Agent as additional Collateral in accordance with Section 5 and the last paragraph of Section 1, and (ii) take such other actions as Agent deems necessary or reasonably advisable to perfect the Agent’s security interest therein, including without limitation, executing and/or delivering to Agent foreign law pledge agreements and such other documents requested by the Agent in connection therewith together with opinions of counsel to the Debtors and/or the applicable Excluded Subsidiary (including foreign counsel, if applicable) in form and substance reasonably acceptable to Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to the pledge of the Equity Interest in such Direct Foreign Subsidiary that is an Excluded Subsidiary. If any existing Excluded Subsidiary ceases to be an Excluded Subsidiary for any reason (including without limitation by operation of a change in applicable law) then, the Debtors agree to, within ten (10) Business Days (or such longer period as may be agreed to by the Agent in its reasonable discretion) after such existing Excluded Subsidiary ceases to be an Excluded Subsidiary, (i) amend this Agreement to reflect the pledge of the additional Equity Interests not pledged prior to such time due to the operation of the Foreign Collateral Exclusion (such that 100% of the Equity Interests held by the Debtors shall then be pledged to Agent as Collateral, in accordance with Section 5), (ii) cause such former Excluded Subsidiary become a party to this Agreement pursuant to a joinder in form satisfactory to Agent for the purposes of granting a security interest in such former Excluded Subsidiary’s assets as additional Collateral, (iii) deliver to Agent opinions of counsel to the Debtors and/or the applicable Excluded Subsidiary (including foreign counsel, if applicable) form and substance acceptable to Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such former Excluded Subsidiary and (iv) to execute or deliver such other agreements, documents reasonably requested by the Agent in connection therewith. Subject to the Foreign Collateral Exclusion, the Debtors shall promptly, and in any event no later than the date that is forty-five (45) days following the date hereof (or such other later date to which Agent may agree to in writing in its reasonable discretion), take such actions as Agent deems necessary or reasonably advisable to perfect the Agent’s security interest in the applicable Equity Interests owned by a Debtor in any Excluded Subsidiary that is a Direct Foreign Subsidiary existing as of the date hereof, as set forth on Schedule I and Schedule IV-2 hereto, including without limitation, executing and/or delivering to Agent foreign law pledge agreements and such other documents requested by the Agent in connection therewith together with opinions of counsel to the Debtors and/or the applicable Excluded Subsidiary (including foreign counsel, if applicable) in form and substance reasonably acceptable to Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to the pledge of the Equity Interest in such Direct Foreign Subsidiary that is an Excluded Subsidiary.

(t) If any Debtor enters into or becomes a party to any Pre-Delivery Contract or MOA, concurrently with becoming a party thereto, it shall execute and deliver Pre-delivery Security and such other documents, and provide such other evidence satisfactory to the Agent, in order to assign to the Agent for the benefit of the Lenders all of its right, title and interest in such Pre-Delivery Contract or MOA in a form acceptable to the Agent, together with such consents to such assignments from counterparties thereto as the Agent may reasonably require.

(u) Each Debtor makes the representations, warranties and covenants set out in Exhibit D hereto to the Agent and each other Lender in respect any Collateral Ship. In the event of any conflict between the provisions of this Section 8 and the provisions of Exhibit D, the provisions of Exhibit D shall prevail as it relates to any Collateral Ship.

(v) The Debtors agree that the Debtors and the Foreign Subsidiaries shall, and shall cause each of their respective subsidiaries to, use commercially reasonable efforts to (i) exclude from any potential commercial contract or other agreement to be entered into with any customer of any Debtor, Foreign Subsidiary or any subsidiary of a Debtor or Foreign Subsidiary any provision that a change of control of any Debtor, or of any of such Debtor’s direct or indirect subsidiaries, gives rise to a right to terminate such agreement or other contract, and (ii) exclude from any potential employment agreement or any other contract for the performance of services by any employee or other individual any provision that a change of control of any Debtor, or of any of such Debtor’s direct or indirect subsidiaries, gives rise to a right to terminate such agreement or other contract.

(w) The Debtors agree that (i) no intellectual property of any Debtor shall be sold, assigned, or otherwise transferred to any Excluded Subsidiary, (ii) and that no intellectual property shall be owned, acquired or held in the name of an Excluded Subsidiary; provided that, to the extent that any intellectual property is hereafter developed by a Excluded Subsidiary, the Debtors shall, promptly, and in any event within five (5) Business Days following the date such intellectual property is developed by such Excluded Subsidiary (or such other later date to which Agent may agree to in writing in its sole and absolute discretion), notify the Agent in writing and cause such intellectual property to be assigned to a Debtor hereunder to be pledged as additional Collateral of such Debtor hereunder, delivering any documents requested by the Agent to evidence such assignment, in form and substance satisfactory to the Agent.

(x)

(i)  The Debtors agree that, without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Excluded Subsidiaries shall not own any Collateral Ships (including any AUVs), except that the consolidated Excluded Subsidiaries, shall be permitted to own collectively, without the prior written consent of Agent, up to five (5) Collateral Ships consisting of not more that two (2) “Hydronauts” and not more than three (3) “Aquanauts”, in each case, which will not be subject to a lien in favor of the Agent for so long as any such Collateral Ship is owned by an Excluded Subsidiary (the “Collateral Ship Limit”); provided that, for the avoidance of doubt, the Collateral Ship Limit is a limit on the total number of Collateral Ships permitted to be owned collectively by the consolidated Excluded Subsidiaries considered as a whole, without the prior written consent of the Agent, at any time.

(ii)  If at any time, any Excluded Subsidiary (1) in order to satisfy a requirement by any potential or existing customer of any Debtor or any Excluded Subsidiary to permit such Debtor or Excluded Subsidiary to secure a potential contract with such customer (a “Customer Requirement”) or (2) in order to comply with applicable law in connection with satisfying any such Customer Requirement (or to otherwise perform services required to be performed under any potential or existing customer contract), such Excluded Subsidiary, in either case, is required to own a Collateral Ship that would, when added to the total amount of Collateral Ships then owned by the collective Excluded Subsidiaries without the prior consent of the Agent, cause the total number of Collateral Ships owned by the collective Excluded Subsidiaries to exceed the Collateral Ship Limit (any such Collateral Ship, an “Excess Ship”), the Debtors may, in addition to seeking consent of the Agent as set forth in paragraph (ii) above, seek the consent of the Agent for such Excluded Subsidiary to own such Excess Ship, and such consent of the Agent shall be deemed granted, as applicable, pursuant to clause (iii) below.

(iii)  The Company shall provide reasonable notice to the Agent prior to entry by any Debtor or Excluded Subsidiary into any contract containing a Customer Requirement requiring any Excluded Subsidiary to own any Excess Ship or a Customer Requirement that would require any Excluded Subsidiary to own any Excess Ship in order for such Excluded Subsidiary to comply with applicable law as result of such Customer Requirement, and shall provide Agent (1) prior to entry into any such contract a current draft copy of such proposed contract and (2) a certificate executed by an officer of the Company certifying that the conditions set forth in clause (1) or clause (2) of Section 8(x)(ii) are applicable (i.e. that the failure of such Excluded Subsidiary to own such Excess Ship would result in failure to secure the applicable potential customer contract or a breach of applicable law in complying with a Customer Requirement contained in such potential customer contract). Upon receipt by the Agent of the items set forth in clauses (1) and (2) of the foregoing sentence, the Agent shall be deemed to have consented to the applicable Excluded Subsidiary owning such Excess Ship.

(iv)  Notwithstanding anything set forth to the contrary set forth herein, the Debtors and the Excluded Subsidiaries shall use commercially reasonable efforts in negotiating with potential customers to exclude Customer Requirements requiring any Excluded Subsidiary to own any Excess Ship and Customer Requirements that would require any Excluded Subsidiary to own any Excess Ship in order for such Excluded Subsidiary to comply with applicable law as result of such Customer Requirement.

(y) Without limiting the foregoing, no Foreign Subsidiary shall, and no Debtor shall permit and Subsidiary to, create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance upon any or all of its present or future assets to secure any present or future indebtedness for borrowed money without the prior written consent of the Agent.

9 CONTROL AGREEMENTS.

(a) Each Debtor represents, covenants and warrants that such Debtor does not have or maintain any deposit accounts (other than Excluded Deposit Accounts) as the date hereof except as set forth in Schedule III-1 hereto. The Debtors shall not, directly or indirectly, after the date hereof, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of any Debtor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Debtor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) in the case of any deposit account that is not an Excluded Deposit Account, on or before the opening of such deposit account, such Debtor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Debtor and the bank at which such deposit account is opened and maintained. No later than forty-five (45) days after the date hereof (or such later time as the Agent may agree in its sole discretion), each Debtor shall cause each deposit account (other than Excluded Deposit Accounts) held or maintained by such Debtor on the date hereof to be subject to a Deposit Account Control Agreement duly executed by such Debtor and the bank at which such deposit account is maintained and delivered to Agent.

(b) All income earned or proceeds received by any Debtor and any direct or indirect Domestic Subsidiary thereof during the term of this Agreement shall be deposited promptly upon (and in any event within one Business Day of) receipt thereof by such Debtor in a deposit account that is subject to a fully executed Deposit Account Control Agreement, except for such income earned or proceeds permitted to be deposited in an Excluded Deposit Account or the Frost Bank Excluded Account in accordance with this Agreement . Each Debtor shall take all steps to ensure that all of its account debtors forward all items of payment to a deposit account that is subject to a fully executed Deposit Account Control Agreement, and in no event shall any Debtor direct any account debtor to forward any item of payment to any account other than a deposit account that is subject to a fully executed Deposit Account Control Agreement. As used herein, the term “Excluded Deposit Account” means any deposit account established and used exclusively for payroll, payroll taxes and similar employment taxes or other employee wage and benefit payments in the ordinary course of business to or for the benefit of any Debtor’s employees and identified to Agent as being an Excluded Deposit Account. Each Debtor represents and warrants that as of the date hereof, all of the Excluded Deposit Accounts maintained by any Debtor are as set forth on Schedule III-2 hereto. Each Debtor covenants and agrees that during the term of this Agreement (i) each Excluded Deposit Account shall at all times be used exclusively for payroll, payroll taxes and similar employment taxes or other employee wage and benefit payments in the ordinary course of business to or for the benefit of any Debtor’s employees, and (ii) such Debtor will not make or cause any of its direct or indirect subsidiaries to make any deposits in any Excluded Deposit Account other than those necessary to fund payroll, payroll taxes and similar employment taxes or other employee wage and benefit payments in the ordinary course of business to or for the benefit of any Debtor’s employees. As used herein, the term “Frost Bank Excluded Account” means the deposit account maintained by Nauticus Sub with Frost Bank (Acct No. 00001007) with a CD securing obligations under corporate credit cards and listed in Schedule III-3 hereto. Each Debtor covenants and agrees that during the term of this Agreement the aggregate amount of deposits contained in the Frost Bank Excluded Account shall not exceed $750,000 at any time.

(c) No later than sixty (60) days after the end of each fiscal quarter of the Company, the Company shall deposit all income and proceeds received by a Foreign Subsidiary in a deposit account that is subject to a fully executed Deposit Account Control Agreement in excess of amounts used by such Foreign Subsidiary in the immediately preceding fiscal quarter of the Company (i) use to pay local taxes and (ii) used by such Foreign Subsidiary for working capital and to finance local operations in the ordinary course of business, in the case of this clause (c), solely to the extent repatriation of such funds from any such Foreign Subsidiary into the United States of America would not result in any material adverse tax consequences.

(d) Each Debtor represents, covenants and warrants that such Debtor does not have or maintain any investment account, securities account, commodity account or other similar account as the date hereof, in each case except as set forth in Schedule III-1 hereto, and has delivered to Agent a fully executed Investment Property Control Agreement in form and substance satisfactory to the Agent with respect to any and all such investment accounts, securities accounts, commodity accounts or other similar accounts maintained by such Debtor as of the date hereof. The Debtors shall not, directly or indirectly, after the date hereof, establish or maintain any investment account, securities account, commodity account or other similar account with any bank, securities intermediary, commodity intermediary or other financial institution unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of such Debtor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank, securities intermediary, commodity intermediary or other financial institution at which such account is to be opened or established, the individual at such intermediary with whom such Debtor is dealing and the purpose of the account, (ii) the bank, securities intermediary, commodity intermediary or other financial institution (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such investment account, securities account, commodity account or other similar account, such Debtor shall deliver to Agent an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Debtor and such bank, securities intermediary, commodity intermediary or other financial institution at which such account is to be opened or established.

10 ADDITIONAL OPTIONAL REQUIREMENTS. Each Debtor agrees that the Agent may, at its option twice per calendar year, whether or not an Event of Default has occurred and is continuing and, if an Event of Default has occurred and is continuing, at its option any number of times:

(a) Require the Debtors to deliver to the Agent (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.

(b) Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time, with or without prior notice, upon the property where any Collateral or any Books and Records are located.

11 EVENTS OF DEFAULT. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Any Event of Default (under and as defined in the Loan Agreement) shall occur.

(b) (i) Any warranty or representation under this Agreement is untrue or incorrect in any material respect or (ii) any Debtor breaches or fails to perform any covenant or agreement in this Agreement, in each case, which is not cured within five (5) Business Days of the earlier of (A) notice thereof being given by Agent to such Debtor or (B) such Debtor becoming aware of such breach.

(c) Any Debtor shall enter into any agreement or arrangement to sell, dispose, assign, exchange, gift, lease, pledge, hypothecate or otherwise transfer, directly or indirectly, in one transaction or a series of transactions, all or substantially all of the assets of such Debtor in violation of the terms herein or without prior written consent of the Agent.

(d) Any Debtor transfers or otherwise encumbers any portion of the Collateral in violation of the provisions of this Agreement.

(e) This Agreement or any other Transaction Document or any interest of the Agent or Lenders thereunder shall, for any reason, be terminated, invalidated, void or unenforceable, other than due to the action or inaction of the Agent or the Lenders, or any Debtor shall fail to perform any obligation thereunder, subject to applicable cure periods.

(f) Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a material portion of the Collateral.

(g) Any involuntary lien of any kind or character attaches to any Collateral, except for Permitted Liens.

12 AGENT’S REMEDIES DURING EVENT OF DEFAULT. In the event that an Event of Default has occurred and is continuing, the Agent may do any one or more of the following on behalf of the Lenders:

(a) Enforce the security interest given hereunder pursuant to the UCC and any other applicable law and exercise with reference to the Collateral any or all of the rights and remedies of a secured party under the UCC and as otherwise granted herein or under any other applicable law, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of, or otherwise utilize the Collateral and any part or parts thereof in any manner authorized or permitted under the UCC or any other applicable law after the occurrence and during the continuation of an Event of Default debtor, and to apply the proceeds in accordance with Section 14 hereof. To the extent permitted by law, the Debtors expressly waive any notice of sale or other disposition of the Collateral and all other rights or remedies of the Debtors or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of Agent existing after the occurrence and during the continuation of an Event of Default; and to the extent any such notice is required and cannot be waived, the Debtors agree that if such notice is given in the manner provided in Section 17 hereof at least five (5) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale.

(b) Require the Debtors to obtain the Agent’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory or equipment.

(c) Require the Debtors to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Agent on behalf of the Lenders in kind.

(d) Require the Debtors, to the extent not previously required, to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box or account under the Agent’s exclusive control.

(e) Require the Debtors to assemble the Collateral, including the Books and Records, and make them available to the Agent at a place designated by the Agent.

(f) Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Debtors’ equipment, if the Agent deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.

(g) Demand and collect any payments on and proceeds of the Collateral. In connection therewith, each Debtor irrevocably authorizes the Agent to endorse or sign each Debtor’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to such Debtor and remove therefrom any payments and proceeds of the Collateral.

(h) Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to any Debtor.

(i) Use or transfer any of the Debtors’ rights and interests in any Intellectual Property now owned or hereafter acquired by any Debtor, if the Agent deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. The Debtors agree that any such use or transfer shall be without any additional consideration to any Debtor. As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which any Debtor has any right or interest, whether by ownership, license, contract or otherwise.

(j) Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral. Each Debtor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.

(k) Take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and take such measures as the Agent may deem necessary or advisable to do any of the foregoing, and each Debtor hereby irrevocably constitutes and appoints the Agent as the Debtors’ attorney-in-fact to perform all acts and execute all documents in connection therewith. The appointment of Agent as attorney-in-fact is coupled with an interest and shall be irrevocable until the termination of this Agreement.

(l) Exercise any other remedies available to the Agent and/or the Lenders at law or in equity.

13 SPECIAL PROVISIONS. Each of the Debtors hereby acknowledges that the sale by Agent of any Pledged Interests resulting from an exercise by Agent of its rights hereunder must, if the Securities Act is applicable to the Pledged Interests, be made in compliance with the Securities Act of 1933 (the “Securities Act”), as well as any applicable Blue Sky or other state or provincial securities laws that may impose limitations as to the manner in which Agent or any other Person may dispose of securities. Each of the Debtors acknowledges that any sale or disposition contemplated pursuant hereto may be at prices and on terms less favorable to Agent than those obtainable through a public sale without any applicable restrictions, and, notwithstanding such circumstances, each of the Debtors agrees that any such sale or other disposition shall be deemed to have been made in a commercially reasonable manner. Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for any period of time; and each of the Debtors waives any claims against Agent arising by reason of the fact that the price that might have been obtainable in a public sale was greater than the price obtained in any such sale or disposition pursuant hereto, even if Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

14 APPLICATION OF PROCEEDS. In the event Agent sells or otherwise disposes of the Collateral in the course of exercising the remedies provided for in this Agreement, any amounts held, realized or received by Agent pursuant to the provisions hereof, including the proceeds of the sale of any of the Collateral or any part thereof, shall be applied by Agent first toward the payment of any costs and expenses incurred by Agent in enforcing or defending its rights and claims under this Agreement, in realizing on or protecting or preserving any Collateral and in enforcing or collecting any Secured Obligations or any guaranty thereof, including, without limitation, the actual attorneys’ fees and expenses incurred by Agent, all of which costs and expenses the Debtors agree to pay, and then to such other Secured Obligations in such order as Agent may elect. Any amounts and any Collateral remaining after such application and after payment to Agent on behalf of the Lenders of satisfaction of all of the Secured Obligations in full, shall be paid or delivered to the Debtors, their successor or assigns, or as a court of competent jurisdiction may direct.

15 ENVIRONMENTAL MATTERS.

(a) Each Debtor represents and warrants: (i) it is not in any material violation of any health, safety, or environmental law or regulation regarding Hazardous Substances and (ii) it is not the subject of any material claim, proceeding, notice, or other communication regarding Hazardous Substances. As used herein, “Hazardous Substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

(b) Each Debtor shall deliver to the Agent, promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any enforcement action by any governmental authority relating to health, safety, the environment, or any Hazardous Substances with regard to the Debtors’ property, activities, or operations, or (ii) any claim against the Debtors regarding Hazardous Substances.

(c) The Agent and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Debtors, to enter and visit any locations where the Collateral is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Debtors shall reimburse the Agent on demand for the costs of any such environmental investigation and testing. The Agent will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Debtors’ use of the Collateral. The Agent is under no duty to observe the Collateral or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Lenders’ security and preserving the Lenders’ rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) will (i) result in a waiver of any Event of Default, if applicable, of the Debtors, (ii) impose any liability on the Lenders, or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event that the Agent or any Lender has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Debtors or any other party, the Debtors authorize the Agent and the Lenders to make such a disclosure. The Agent and the Lenders may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Agent and/or Lenders’ judgment. Each Debtor further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to such Debtors by Agent or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Debtors) by the Debtors without advice or assistance from the Agent or the Lenders.

(d) The Debtors will indemnify and hold harmless the Agent and each Lender from any loss or liability the Agent or any Lender incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance, other than to the extent resulting from the Agent’s or Lenders’ gross negligence or willful misconduct. These indemnities will apply whether the Hazardous Substance is on, under or about the Debtors’ property or operations or property leased to any Debtor. The indemnities include but are not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnities, subject to any limitations set forth herein, extend to the Agent, the Lenders, their parent (if any), subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

16 INDEMNITY. The Debtors agree, jointly and severally, to indemnify the Agent from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of any rights under this Agreement, and any claims or demands of any Persons at any time claiming the Collateral or any interest therein), except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent’s own gross negligence or willful misconduct.

17 NOTICES. All notices, communications or deliveries provided for hereunder must be in writing and will be deemed to have been duly given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via email prior to 5:30 p.m. (New York City time) on any Trading Day; (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day; (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given, addressed as follows:

if to the Company and/or
any other Debtor:	Nauticus Robotics, Inc.
17146 Feathercraft Lane, Suite 450
Webster, TX 77598
Attention: Mr. Nicholas Bigney
Email: ********

if to the Agent:	ATW Special Situations Management LLC
17 State Street, Suite 2130,
New York, N.Y. 10004
Attention: Antonio Ruiz-Gimenez
Email: ********

or as to the Company and the other Debtors or the Agent, at such other address as shall be designated by such party in a written notice to the other parties delivered in accordance with this Section 17.

18 DISCLOSURE. Upon receipt or delivery by the Company or any other Debtor of any notice in accordance with the terms of this Agreement or any other Security Document, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall within two (2) Business Days after such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that any such notice contains material, non-public information relating to the Company or its subsidiaries, the Company so shall indicate to the Agent contemporaneously with delivery of such notice, and in the absence of any such indication, the Agent and shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

19 MISCELLANEOUS.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by Agent or any Lender to enforce any provision shall not preclude Agent or any Lender from enforcing any such provision thereafter.

(b) The Debtors shall, at the request of the Agent, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Agent may reasonably deem necessary to create, preserve, perfect or validate Agent’s security interest in the Collateral, or to enable Agent to exercise or enforce its rights under this Agreement with respect to the Collateral, including but not limited to additional intellectual property security agreements.

(c) This Agreement shall be governed by and construed according to the laws of the State of New York, to the jurisdiction of which the parties hereto submit.

(d) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

(e) Upon the occurrence and during the continuation of an Event of Default, in the event of any action by the Agent or the Lenders to enforce this Agreement or to protect the security interest of the Agent in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, the Debtors agree to immediately pay the costs and expenses thereof, together with attorneys’ fees and allocated costs for in-house legal services to the extent permitted by law.

(f) Upon the occurrence and during the continuation of an Event of Default, in the event the Agent or any of the Lenders seeks to take possession of any or all of the Collateral by judicial process, the Debtors hereby irrevocably waive any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waive any demand for possession prior to the commencement of any such suit or action.

(g) The Lenders’ and the Agent’s rights hereunder shall inure to the benefit of their successors and assigns. In the event of any assignment or transfer by any Lenders of any of the Secured Obligations or the Collateral, such Lenders thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but such Lenders shall retain all rights and powers hereby given with respect to any of the Secured Obligations or the Collateral not so assigned or transferred. All representations, warranties and agreements of the Debtors shall be binding upon the successors and assigns of the Debtors.

(h) Upon the occurrence and during the continuation of an Event of Default, Debtors agree that the Collateral may be sold as provided for in this Agreement and expressly waive any rights of notice of sale, advertisement procedures, or related provisions granted under applicable law, including the New York Lien Law.

(i) None of the terms or provisions of this Agreement amended or otherwise modified except in pursuant to a written agreement executed by the Agent and the Debtors.

20 TERMINATION AND RELEASE. Upon repayment of the Secured Obligations (including the Obligations) in full (other than contingent liabilities for which no claim is being asserted), this Agreement shall automatically terminate and the liens and security interests created hereby shall automatically be released and Agent shall, at the Debtors’ expense, execute such documents, including lien terminations and UCC financing statement terminations, as Debtors may reasonably request to effect such termination and release; provided, however, that all indemnities of the Debtors contained in this Agreement shall survive, and remain in full force and effect regardless of the termination of the security interest or this Agreement. Notwithstanding the foregoing, this Agreement and the security interests granted hereunder shall be reinstated if at any time any payment or delivery pursuant to the Loan Agreement, in whole or in part, is rescinded or must otherwise be returned by the Agent or any Lender under the application of the Bankruptcy Code or any other Debtor Law, all as though such payment or delivery had not been made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

DEBTORS:

NAUTICUS ROBOTICS, INC.
(F/K/A CLEANTECH ACQUISITON CORP.)

By:	/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President & Interim CEO

NAUTICUS ROBOTICS HOLDINGS, INC.
(F/K/A NAUTICUS ROBOTICS, INC.)

By:	/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President & Interim CEO

NAUTIWORKS LLC

By:	/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President & Interim CEO

NAUTICUS ROBOTICS FLEET LLC

By:	/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President & Interim CEO

NAUTICUS ROBOTICS USA LLC

By:	/s/ John W. Gibson, Jr.
Name:	John W. Gibson, Jr.
Title:	President & Interim CEO

[Signature Page to Pledge and Security Agreement]

AGENT:

ATW SPECIAL SITUATIONS MANAGEMENT LLC,
in its capacity as Agent

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Authorized Signatory

[Signature Page to Pledge and Security Agreement]

SCHEDULE I

PLEDGED INTERESTS

SCHEDULE II

SCHEDULE III-1

DEPOSIT ACCOUNTS

SCHEDULE III-2

EXCLUDED DEPOSIT ACCOUNTS

SCHEDULE III-3

FROST BANK EXCLUDED ACCOUNT

SCHEDULE IV-1

DEBTOR INFORMATION

SCHEDULE IV-2

EXCLUDED SUBSIDIARY INFORMATION

EXHIBIT A

PERFECTION CERTIFICATE

[See Attached]

A-1

EXHIBIT B

PLEDGE AND SECURITY AGREEMENT ADDENDUM

This Pledge and Security Agreement Addendum, dated as of __________, 20__, is delivered pursuant to Section 5 of the Pledge and Security Agreement referred to below. The undersigned hereby agrees that this Pledge and Security Agreement Addendum may be attached to that certain Pledge and Security Agreement, dated as of January 30, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”; the terms defined therein and not otherwise defined herein being used as therein defined), between the undersigned as Debtor, the other Debtors from time to time party thereto, ATW Special Situations Management LLC, as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”) on behalf of the lenders now or hereafter party to the Loan Agreement (the “Lenders”), and that the additional interests listed on this Pledge and Security Agreement Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to Agent on behalf of the Lenders in the Pledge and Security Agreement.

The undersigned hereby certifies that the representations and warranties set forth in Section 8 of the Pledge and Security Agreement of the undersigned are true and correct as to the Pledged Collateral listed herein on and as of the date hereof.

[DEBTOR NAME]

By:
Name:
Title:

Issuing Entity of Pledged Interest	Class of Pledged Interests	Percentage of Class Owned	Percentage of Equity Interests Owned	Certificate Nos.

B-1

EXHIBIT C

COLLATERAL SHIP SPECIFIC DEFINED TERMS

“Applicable Sanctions” means any applicable sanctions law, regulation, Executive Order, embargo, freezing provision, prohibition or other restrictive measure administered, enacted or enforced by any Sanctions Authority relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing), provided that such laws, regulations, embargoes, freezing provisions, prohibitions or restrictive measures shall be applicable only to the extent such laws, regulations, embargoes or restrictive measures are not in conflict with the laws of the United States of America.

“Approved Appraiser” means firm or firms of independent sale and purchase shipbrokers approved in writing by the Agent.

“Approved Classification” means, in relation to a Collateral Ship, the highest class for such Collateral Ship with an Approved Classification Society.

“Approved Classification Society” means, in relation to a Collateral Ship, any classification society which is a member of the International Association of Classification Societies.

“Approved Commercial Manager” means, in relation to a Collateral Ship, any Debtor or any other person approved in writing by the Agent as the commercial manager of that Collateral Ship.

“Approved Insurance Broker” means any firm or firms of insurance brokers approved in writing by the Agent.

“Approved Jurisdiction” means (i) in relation to a Collateral Ship that is capable of being registered in a flag state, the United States of America, the United Kingdom, the Republic of the Marshall Islands and the Republic of Liberia, and (ii) in relation to a Collateral Ship that is not capable of being registered in a flag state, but capable of being registered in a state of the United States, the states of Texas, or such other jurisdiction or registration state approved in writing by the Agent.

“Approved Manager” means, in relation to a Collateral Ship, the Approved Commercial Manager or the Approved Technical Manager of that Collateral Ship.

“Approved Technical Manager” in relation to a Collateral Ship, any Debtor or any other person approved in writing by the Agent as the technical manager of that Collateral Ship.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization, legislation or registration.

“AUV” means autonomous underwater vehicle.

“Builder” means Diverse Marine Ltd., a limited company registered in England, or any other builder, fabricator or shipbuilder under any Construction Contract.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

“Collateral Ship” means any vessel, including, without limitation, any registered or unregistered subsea or surface vessel (including but not limited to any AUV), owned by a Debtor, whether now owned or acquired or to be delivered to a Debtor in the future, whether or not such vessel is a vessel within the meaning of 46 U.S.C. §31322(a), and all rights of a Debtor therein, including all equipment, parts and accessories, including, but not limited to, all of the boilers, engines, generators, air compressors, machinery, masts, spars, sails, boats, anchors, cables, chains, fuel (to the extent owned by the Debtor), riggings, tackle, capstans, outfit, tools, pumps and pumping equipment, motors, apparel, furniture, drilling equipment, computer equipment, equipment used in connection with the operation of the vessel and belonging to the vessel, fittings and equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, or for ventilating or sanitary purposes, supplies, spare parts, and all other appurtenances (which appurtenances shall include, for the avoidance of doubt, any AUV related to or carried aboard a registered Collateral Ship, so long as such AUV is not capable of being registered under an Approved Jurisdiction, provided that once any such AUV is capable of registration, such AUV shall be separately registered and subject to the requirements for recordation of a “Collateral Ship Mortgage” for the purposes of this Agreement) thereunto appertaining or belonging, whether now owned or hereafter acquired, whether or not on board said vessel, and also any and all extensions, additions, accessions, improvements, renewals, substitutions and replacements hereafter made in or to said vessel or any part thereof, including all items and appurtenances aforesaid.

“Collateral Ship Earnings” means, in relation to a Collateral Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Debtor or the Agent and which arise out of or in connection with or relate to the use or operation of that Collateral Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Agent, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to a Debtor or the Agent in the event of requisition of that Collateral Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Collateral Ship;

(vii)	all moneys which are at any time payable under any Marine Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to a Debtor in relation to general average contribution; and

(b)	if and whenever that Collateral Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Collateral Ship.

“Collateral Ship Mortgage” means, in relation to a Collateral Ship, a first priority or preferred ship mortgage, as the case may be, granted by the Debtor who is the registered owner of such Collateral Ship over such Collateral Ship in favor of the Agent, in a form reasonably acceptable to the Agent, or such other documentation evidencing the security interest granted by the relevant Debtor in a Collateral Ship in a form reasonably acceptable to the Agent.

“Collateral Ship Requirements” means (i) a Hydronaut type vessel, (ii) any type of vessel ordered by a Debtor in the ordinary course of business in its reasonable business judgment, and (iii) to the extent it is capable of registration under an Approved Jurisdiction, any AUV type vessel.

“Construction Contract” means any shipbuilding or construction contract entered or to be entered into between (i) any Builder and (ii) any Debtor for the construction by the Builder of a Collateral Ship.

“Charter” means, in relation to a Collateral Ship, any charter relating to that Collateral Ship, or other contract for its employment, whether or not already in existence.

“Commercial Management Agreement” means the agreement entered into between a Debtor and the Approved Commercial Manager regarding the commercial management of a Collateral Ship.

“Contract Price” means the price payable for a Collateral Ship under the Construction Contact applicable to such Collateral Ship.

“Contract Price Instalment” means each instalment of the Contract Price payable under a Construction Contract.

“Deed of Covenant” means, in relation to a Collateral Ship, the deed of covenant collateral to the Collateral Ship Mortgage over that Collateral Ship, in favor of the Agent, in a form reasonably acceptable to the Agent.

“Delivery Date” means the date on which (a) a Collateral Ship is delivered by its seller to the relevant Debtor under any MOA, or (b) a Collateral Ship is delivered by the Builder to the relevant Debtor under any Construction Contract, as the context may require.

“Document of Compliance” has the meaning given to it in the ISM Code.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorization required under Environmental Laws.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into any Collateral Ship or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from any Collateral Ship; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than any Collateral Ship and which involves a collision between any Collateral Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Collateral Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Collateral Ship and/or any Debtor and/or any operator or manager of a Collateral Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Collateral Ship and in connection with which a Collateral Ship is actually or potentially liable to be arrested and/or where any Debtor and/or any operator or manager of a Collateral Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Fair Market Value” means, in relation to a Collateral Ship or any other vessel, at any date, the fair market value of that Collateral Ship or vessel shown by the average of two (2) valuations each prepared for and addressed to the Agent:

(a)	as at a date not more than 14 days previously;

(b)	by Approved Appraisers selected by the Agent;

(c)	with or without physical inspection of that Collateral Ship or vessel (as the Agent may require); and

(d)	on the basis of (i) a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter or other contract of employment (and with no value to be given to any pooling arrangements), and, if such Collateral Ship is eligible to operate in the coastwise trade of the United States, (ii) the Collateral Ship continuing to trade in the U.S. coastwise trade after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale, provided that (i) if a range of values is provided in a particular appraisal, then the fair market value in such appraisal shall be deemed to be the mid-point within such range and (ii) if a third appraisal is obtained, the fair market value of such Collateral Ship or other vessel shall be the average of the three appraisals obtained.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Jones Act” means the U.S. Shipping Act, 1916, as amended (46 U.S.C. § 50501).

“Major Casualty” means, in relation to a Collateral Ship, any casualty to that Collateral Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency.

“Management Agreement” means a Technical Management Agreement or a Commercial Management Agreement.

“MOA” means any memorandum of agreement made between (i) any Debtor as buyer and (ii) any seller for the purchase of a Collateral Ship.

“Marine Insurances” means, in relation to a Collateral Ship:

(a)	all policies and contracts of insurance, including entries of that Collateral Ship, the Collateral Ship Earnings, or otherwise in relation to that Collateral Ship in any protection and indemnity or war risks association, effected in relation to that Collateral Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Permitted Charter” means, in relation to a Collateral Ship, a Charter:

(a)	which is a time, voyage or consecutive voyage charter;

(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;

(c)	which is entered into on a bona fide arm’s length terms at the time at which that Collateral Ship is fixed; and

(d)	in relation to which not more than two months’ hire is payable in advance,

and any other Charter which is approved in writing by the Agent.

“Permitted Ship Security” means, in relation to a Collateral Ship:

(a)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(b)	liens for salvage;

(c)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(d)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of that Collateral Ship:

(i)	not as a result of any default or omission by a Debtor; and

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 5.16 (Restrictions on chartering, appointment of managers etc.),

and provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of that Collateral Ship or any interest in it being seized, sold, forfeited or lost).

“Pre-delivery Contracts” means the any Construction Contract and any Refund Guarantee.

“Pre-delivery Security” means a document creating a security interest in favor of the Agent over the Pre-Delivery Contracts in a form reasonably satisfactory to the Agent.

“Purchase Price” means, in relation to a Collateral Ship, the total price payable for it under any MOA or Construction Contract.

“Refund Guarantee” means the guarantee issued or to be issued by any refund guarantor in favor of any Debtor pursuant to any Construction Contract in the form set out in the Construction Contract (or in such other form as the relevant Debtor and the Agent shall agree).

“Requisition” means, in relation to a Collateral Ship:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Collateral Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Collateral Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to a Debtor by reason of any Requisition or any arrest or detention of a Collateral Ship in the exercise or purported exercise of any lien or claim.

“Restricted Person” means a person that is:

(a)	listed on any Sanctions List or against whom Sanctions are directed (whether designated by name or by reason of being included in a class of persons);

(b)	located in or incorporated under the laws of a country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions;

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; or

(d)	with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions Authorities” means:

(a)	the United States of America;

(b)	the European Union;

(c)	the United Kingdom;

(d)	the United Nations; and

(e)	with regard to (a) - (d) above, the respective governmental institutions and agencies of any of the foregoing, including without limitation OFAC, the U.S. Department of State, and Her Majesty’s Treasury (“HMT”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any other list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Technical Management Agreement” means the agreement entered into between a Debtor and the Approved Technical Manager regarding the technical management of a Collateral Ship.

“Total Loss” means, in relation to a Collateral Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Collateral Ship; or

(b)	any Requisition of that Collateral Ship unless that Collateral Ship is returned to the full control of a Debtor within 30 days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Collateral Ship:

(a)	in the case of an actual loss of that Collateral Ship, the date on which it occurred or, if that is unknown, the date when that Collateral Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Collateral Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Debtor with that Collateral Ship’s insurers in which the insurers agree to treat that Collateral Ship as a total loss; and

in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

EXHIBIT D

COLLATERAL SHIP-RELATED REPRESENTATIONS AND UNDERTAKINGS

1.	REPRESENTATIONS

1.1	General

Each Debtor makes the representations and warranties set out in this Section 1 to the Agent and each Lender on the date of this Agreement and as of each Delivery Date of a Collateral Ship.

1.2	No Charter

No Collateral Ship is subject to any Charter other than a Permitted Charter.

1.3	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of each Collateral Ship and the business of each Debtor (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

1.4	No Environmental Claim

No Environmental Claim has been made or threatened against any Collateral Ship which might reasonably be expected to have a Material Adverse Effect.

1.5	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

1.6	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Debtor, each Approved Manager and each Collateral Ship have been complied with.

1.7	Good title to assets

(a)	It has good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted.

(b)	It has not created and is not contractually bound to create any Lien on or with respect to any of its assets, properties, rights or revenues, except for Permitted Ship Security, and except as provided in this Agreement, it is not restricted by contract, applicable law or regulation or otherwise from creating any Lien on any of its assets, properties, rights or revenues.

1.8	Validity and completeness of MOA and Pre-delivery Contracts

(a)	Each MOA constitutes a legal, valid, binding and enforceable obligation of the seller party thereto.

(b)	Each Construction Contract and Refund Guarantee constitutes a legal, valid, binding and enforceable obligation of the Builder or refund guarantor party thereto, respectively.

(c)	The copies of the MOAs and Pre-delivery Contracts delivered to the Agent before the date of this Agreement are true and complete copies.

1.9	Ownership

(a)	Each Debtor is the sole legal and beneficial owner of all rights and interests which each of the Pre-delivery Contracts to which it is a party creates in favor of such Debtor.

(b)	Each Debtor is, or with effect on and from the Delivery Date of a Collateral Ship will be, the sole legal and beneficial owner of such Collateral Ship (including if such Collateral Ship is registered in its name), such Collateral Ship’s Collateral Ship Earnings and such Collateral Ship’s Marine Insurances.

1.10	Collateral Ship Requirements

Each Collateral Ship meets or upon its Delivery Date shall meet the Collateral Ship Requirements unless otherwise agreed to by the Agent.

1.11	Immunity; enforcement; submission to jurisdiction; choice of law

(a)	It is subject to civil and commercial law with respect to its obligations under any Security Document, and the execution, delivery and performance by it of any Security Document to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)	Neither it nor any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Security Document.

(c)	It is not necessary under the laws of its jurisdiction of incorporation or formation, in order to enable any secured party to enforce its rights under any Security Document, or by reason of the execution of any Security Document or the performance by it of its obligations under any Security Document that such secured party should be licensed, qualified or otherwise entitled to carry on business in such Debtor’s jurisdiction of incorporation or formation.

(d)	Other than the recording of the Collateral Ship Mortgages in accordance with the laws of the relevant flag state and such filings as may be required in a relevant jurisdiction in respect of certain of the Collateral Ship Mortgages, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or Security Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction.

(e)	Under the law of its jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Security Documents and Transaction Documents to which New York law is applicable is valid and binding.

2	GENERAL UNDERTAKINGS

2.1	General

The undertakings in this Section 2 remain in force so long as the Secured Obligations remain outstanding except as the Agent may otherwise permit.

2.2	Compliance with laws

Each Debtor shall, and shall procure that each other Debtor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

2.3	Environmental compliance

Each Debtor shall, with respect to each Collateral Ship owned by it:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

2.4	Environmental Incidents

Each Debtor shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of Environmental Incidents or as may be reasonably required to protect the interests of the Agent and the Lenders with respect thereto.

2.5	Title

(a)	Each Debtor shall hold or with effect on and from the Delivery Date of a Collateral Ship will hold, the legal title to, and own the entire beneficial interest in each Collateral Ship (including if such Collateral Ship is registered in its name), and such Collateral Ship’s Collateral Ship Earnings and its Marine Insurances;

(b)	With effect on and from its creation or intended creation, each Debtor shall hold the legal title to, and own the entire beneficial interest in any other assets, including but not limited to any MOA or Construction Contracts, the subject of any security created or intended to be created by such Debtor.

3	Insurance Undertakings

3.1	General

The undertakings in this Section 3 shall remain in force so long as the Secured Obligations remain outstanding except as the Agent may otherwise permit.

3.2	Construction of insurance terms

For the purposes of this Section 3:

“approved” means, for the purposes of Section 3, approved in writing by the Agent.

“excess risks” means, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of a Collateral Ship in consequence of its insured value being less than the value at which such Collateral Ship is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which a Debtor is obliged to effect, under Section 3 or any other provision of this Agreement.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

3.3	Maintenance of obligatory insurances

Each Debtor shall keep each Collateral Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Agent considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Debtor to insure and which are specified by the Agent by notice to that Debtor.

3.4	Terms of obligatory insurances

Each Debtor shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least equal to the Fair Market Value of that Collateral Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Collateral Ship;

(e)	in the case of risk of loss of Collateral Ship Earnings insurance, in an amount carried by such Debtor in the ordinary course of business;

(f)	on approved terms; and

(g)	through Approved Insurance Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

3.5	Further protections for the secured parties

In addition to the terms set out in Section 3.4, each Debtor shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Debtor as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Agent (in such form as it requires) that any deductible shall be apportioned between that Debtor and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Agent requires, name (or be amended to name) the Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Agent, but without the Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Agent as loss payee with such directions for payment as the Agent may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Agent or any other Lender; and

(f)	provide that the Agent may make proof of loss if that Debtor fails to do so.

3.6	Renewal of obligatory insurances

Each Debtor shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Agent of the Approved Insurance Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Agents’ approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Agent’s approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Insurance Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

3.7	Copies of policies; letters of undertaking

Each Debtor shall ensure that the Approved Insurance Brokers provide the Agent with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters or undertaking in a form required by the Agent and including undertakings by the Approved Insurance Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment;

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Agent in accordance with such loss payable clause;

(iii)	they will advise the Agent immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the relevant Debtor or its agents, notify the Agent not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Agent of the terms of the instructions;

(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Debtor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Debtor forthwith upon being so requested by the Agent.

3.8	Copies of certificates of entry

Each Debtor shall ensure that any protection and indemnity and/or war risks associations in which the Collateral Ship owned by it is entered provide the Agent with:

(a)	a certified copy of the certificate of entry for that Collateral Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Agent; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Collateral Ship.

3.9	Deposit of original policies

Each Debtor shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Insurance Brokers through which the insurances are effected or renewed.

3.10	Payment of premiums

Each Debtor shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Agent or the Agent.

3.11	Guarantees

Each Debtor shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

3.12	Compliance with terms of insurances

(a)	No Debtor shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Debtor shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Collateral Ship owned by it approved by the underwriters of the obligatory insurances;

(iii)	make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Collateral Ship owned by it is entered to maintain cover for trading to the U.S. and the Exclusive Economic Zone (as defined in the U.S. Oil Pollution Act of 1990, as amended, or any other applicable legislation); and

(iv)	not employ any Collateral Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

3.13	Alteration to terms of insurances

No Debtor shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

3.14	Settlement of claims

Each Debtor shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

3.15	Provision of copies of communications

Each Debtor shall provide the Agent, at the time of each such communication, with copies of all written communications between that Debtor and:

(a)	the Approved Insurance Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Debtor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Debtor and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

3.16	Provision of information

Each Debtor shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Section 3.17 or dealing with or considering any matters relating to any such insurances,

and the Debtors shall, forthwith upon demand, indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in connection with any such report as is referred to in paragraph (a) above.

3.17	Mortgagee’s interest and, additional perils and political risk insurances

(a)	The Agent shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance, and a mortgagee’s interest additional perils insurance and a mortgagee’s political risk insurance in such amounts, on such terms, through such insurers and generally in such manner as the Agent may from time to time consider appropriate.

(b)	The Debtors shall upon demand fully indemnify the Agent in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

4	Pre-Delivery Contract and MOA Undertakings

4.1	General

The undertakings in this Section 4 shall remain in force so long as the Secured Obligations remain outstanding except as the Agent may otherwise permit.

4.2	Performance of Pre-delivery Contracts

Each Debtor party to any Pre-delivery Contract (which term as used herein shall include but not be limited to Construction Contracts) shall:

(a)	observe and perform all its obligations and meet all its liabilities under or in connection with each Pre-delivery Contract to which it is a party;

(b)	use all reasonable endeavors to ensure performance and observance by the other parties of their obligations and liabilities under each Pre-delivery Contract to which it is a party; and

(c)	take any action, or refrain from taking any action, which the Agent may specify in connection with any breach, or possible future breach, of a Pre-delivery Contract by that Debtor or any other party or with any other matter which arises or may later arise out of or in connection with a Pre-delivery Contract.

4.3	No variation, release etc. of Pre-delivery Contracts

Each Debtor party to any Pre-delivery Contract shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary any Pre-delivery Contract;

(b)	release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which such Debtor has at any time to, in or in connection with each of the Pre-delivery Contracts or in relation to any matter arising out of or in connection with any Pre-delivery Contract;

(c)	waive any person’s breach of any Pre-delivery Contract; or

(d)	rescind or terminate any Pre-delivery Contract or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under a Pre-delivery Contract.

4.4	Action to protect validity of Pre-delivery Contracts

Each Debtor party to any Pre-delivery Contract shall use all reasonable endeavors to ensure that all interests and rights conferred by each Pre-delivery Contract remain valid and enforceable in all respects and retain the priority which they were intended to have.

4.5	No assignment etc. of Pre-delivery Contracts

Save as permitted by the Transaction Documents, each Debtor party to any Pre-delivery Contract shall not assign, novate, transfer or dispose of any of its rights or obligations under any Pre-delivery Contract.

4.6	Provision of information relating to Pre-delivery Contracts

Each Debtor party to any Pre-delivery Contract shall:

(a)	immediately inform the Agent if any breach of any Pre-delivery Contract occurs or a serious risk of such a breach arises and of any other event or matter affecting a Pre-delivery Contract which has or is reasonably likely to have a Material Adverse Effect;

(b)	provide the Agent, promptly after service, with copies of all notices served on or by that Debtor under or in connection with any Pre-delivery Contract; and

(c)	provide the Agent with any information which it requests about any interest or right of any kind which such Debtor has at any time to, in or in connection with, each of the Pre-delivery Contracts or in relation to any matter arising out of or in connection with any Pre-delivery Contract including the progress of the construction of a Collateral Ship.

4.7	Pre-delivery Insurance

Each Debtor party to any Pre-delivery Contract shall ensure that at all times during construction, the relevant Collateral Ship is insured in accordance with the provisions of a Construction Contract.

4.8	No variation, release etc. of MOA

Each Debtor party to an MOA shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary such MOA in a material manner; or

(b)	release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which such Debtor has at any time to, in or in connection with, such MOA or in relation to any matter arising out of or in connection with such MOA.

4.9	Provision of information relating to MOA

Each Debtor party to an MOA shall:

(a)	immediately inform the Agent if any breach of such MOA occurs or a serious risk of such a breach arises and of any other event or matter affecting such MOA which has or is reasonably likely to have a Material Adverse Effect; and

(b)	upon the reasonable request of the Agent, keep the Agent informed as to any notice of readiness of delivery of the Collateral Ship to which such MOA relates.

4.10	No assignment etc. of MOA

Each Debtor party to an MOA shall not assign, novate, transfer or dispose of any of its rights or obligations under such MOA.

5	General Ship Undertakings

5.1	General

The undertakings in this Section 5 shall remain in force so long as the Secured Obligations remain outstanding except as the Agent may otherwise permit.

5.2	Ships’ names and registration

(a)	Each Debtor shall, in respect of the Collateral Ship owned by it:

(i)	to the extent such Collateral Ship is, or shall become, capable of registration, immediately register and keep that Collateral Ship registered in its name under the Approved Jurisdiction from time to time at its port of registration;

(ii)	to the extent such Collateral Ship is capable of registration, not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperiled; and

(iii)	not change the name of that Collateral Ship,

provided that any change of flag of a Collateral Ship shall be subject to:

(A)	that Collateral Ship remaining subject to a lien in favor of the Agent securing the Secured Obligations created by a first priority or preferred ship mortgage on that Collateral Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority lien) on substantially the same terms as the Collateral Ship Mortgage on that Collateral Ship and related Deed of Covenant and on such other terms and in such other form as the Agent shall approve or require; and

(B)	the execution of such other documentation amending and supplementing the Transaction Documents as the Agent shall approve or require.

(b)	In respect of any AUV, if such AUV shall become capable of registration, the Debtor owning such AUV shall immediately register such AUV in its name under an Approved Jurisdiction and shall not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperiled.

5.3	Repair and classification

Each Debtor shall keep the Collateral Ship owned by it and, to the extent any AUV is capable of being classed, in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions affecting that Collateral Ship’s class.

5.4	Classification society undertaking

If required by the Agent in writing each Debtor shall, in respect of the Collateral Ship owned by it and, to the extent an AUV is capable of being classed, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Agent):

(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the Approved Classification Society in relation to that Collateral Ship;

(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Debtor and that Collateral Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Agent immediately in writing if the Approved Classification Society:

(i)	receives notification from that Debtor or any person that that Collateral Ship’s Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Collateral Ship’s class under the rules or terms and conditions of that Debtor or that Collateral Ship’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Agent:

(i)	to confirm that that Debtor is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that that Debtor is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

5.5	Modifications

No Debtor shall make any modification or repairs to, or replacement of, any Collateral Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Collateral Ship or materially reduce its value.

5.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Debtor shall remove any material part of any Collateral Ship, or any item of equipment installed on any Collateral Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any lien in favor of any person other than the Agent; and

(iii)	the replacement part or item becomes, on installation on that Collateral Ship, the property of that Debtor and subject to the security constituted by the Collateral Ship Mortgage on that Collateral Ship and the related Deed of Covenant.

(b)	A Debtor may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Collateral Ship owned by that Debtor.

5.7	Surveys

Each Debtor shall submit the Collateral Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Agent, provide the Agent, with copies of all survey reports.

5.8	Inspection

Each Debtor shall permit the Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Collateral Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

5.9	Prevention of and release from arrest

(a)	Each Debtor shall, in respect of the Collateral Ship owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Collateral Ship, its Collateral Ship Earnings or its Marine Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Collateral Ship, its Collateral Ship Earnings or its Marine Insurances; and

(iii)	all other outgoings whatsoever in respect of that Collateral Ship, its Collateral Ship Earnings or its Marine Insurances.

(b)	Each Debtor shall immediately and, forthwith upon receiving notice of the arrest of the Collateral Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

5.10	Compliance with laws etc.

Each Debtor shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Collateral Ship owned by it, its ownership, employment, operation, management and registration,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws, all Applicable Sanctions and the laws of the Approved Jurisdiction;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)	without limiting paragraph (a) above, not employ the Collateral Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Applicable Sanctions.

5.11	ISPS Code

Without limiting paragraph (a) of Clause 5.10, each Debtor shall:

(a)	procure that the Collateral Ship owned by it and the company responsible for that Collateral Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for that Collateral Ship; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

5.12	Sanctions and Ship trading

Without limiting Section 5.10, each Debtor shall procure:

(a)	that the Collateral Ship owned by it shall not be used by or for the benefit of a Restricted Person;

(b)	that such Collateral Ship shall not be used in trading in any manner contrary to Applicable Sanctions;

(c)	that such Collateral Ship shall not be traded in any manner which would trigger the operation of any sanctions’ limitation or exclusion clause (or similar) in the Marine Insurances; and

(d)	that each charterparty in respect of that Collateral Ship shall contain, for the benefit of that Debtor, language which gives effect to the provisions of paragraph (c) of Section 5.10 as regards Applicable Sanctions and of this Section 5.12 and which permits refusal of employment or voyage orders if compliance would result in a breach of Applicable Sanctions.

5.13	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), no Debtor shall cause or permit any Collateral Ship to enter or trade to any zone which is declared a war zone by any government or by that Collateral Ship’s war risks insurers unless:

(a)	the prior written consent of the Agent has been given; and

(b)	that Debtor has (at its expense) effected any special, additional or modified insurance cover which the Agent may require.

5.14	Provision of information

Each Debtor shall, in respect of the Collateral Ship owned by it, promptly provide the Agent with any information which it requests regarding:

(a)	that Collateral Ship, its employment, position and engagements;

(b)	the Collateral Ship Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Collateral Ship and any payments made by it in respect of that Collateral Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of that Collateral Ship with the ISM Code and the ISPS Code,

and, upon the Agent’s request, provide copies of any current Charter relating to that Collateral Ship, of any current guarantee of any such Charter, the Collateral Ship’s Safety Management Certificate and any relevant Document of Compliance.

5.15	Notification of certain events

Each Debtor shall, in respect of the Collateral Ship owned by it, immediately notify the Agent by email, confirmed forthwith by letter, of:

(a)	any casualty to that Collateral Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Collateral Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Collateral Ship for hire;

(d)	any requirement or recommendation made in relation to that Collateral Ship by any insurer or classification society or by any competent authority which is not immediately complied with;

(e)	any arrest or detention of that Collateral Ship, any exercise or purported exercise of any lien on that Collateral Ship or the Collateral Ship Earnings or any requisition of that Collateral Ship for hire;

(f)	any intended dry docking of that Collateral Ship;

(g)	any material Environmental Claim made against that Debtor or in connection with that Collateral Ship, or any material Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Debtor, an Approved Manager or otherwise in connection with that Collateral Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Debtor shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require as to that Debtor’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

5.16	Restrictions on chartering, appointment of managers etc.

No Debtor shall, in relation to the Collateral Ship owned by it:

(a)	let that Collateral Ship on demise charter for any period without the prior written consent of the Agent;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Collateral Ship other than a Permitted Charter;

(c)	amend, supplement or terminate a Management Agreement;

(d)	appoint a manager of that Collateral Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager’s appointment;

(e)	de activate or lay up that Collateral Ship; or

(f)	put that Collateral Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Collateral Ship or its Collateral Ship Earnings for the cost of such work or for any other reason.

5.17	Notice of Mortgage

Each Debtor shall keep the relevant Collateral Ship Mortgage registered against the Collateral Ship owned by it as a valid first priority or preferred mortgage, as the case may be, carry on board that Collateral Ship a certified copy of the relevant Collateral Ship Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Collateral Ship a framed printed notice stating that that Collateral Ship is mortgaged by that Debtor to the Agent.

EXHIBIT E

Conditions Precedent to the Delivery Date of a Collateral Ship

1	Debtors

1.1	A certificate of an authorized signatory of the relevant Debtor that each copy document which it is required to provide under this Exhibit E is correct, complete and in full force and effect as at the Delivery Date of the Collateral Ship.

1.2	If applicable, documentary evidence that the relevant Debtor is a “citizen of the United States” within the meaning of Section 2 of the Jones Act, duly qualified to own and operate vessels in the coastwise trade of the United States to the extent required by the Jones Act in connection with such Debtor’s business and eligible to act as an owner in respect of United States flag vessels pursuant to Title 46, Section 12103(b) of the United States Code and any regulations promulgated thereunder.

2	Pre-delivery Contracts and other Documents

2.1	Copies of the Construction Contract and of all documents signed or issued by Debtor or the Builder (or both of them) under or in connection with it.

2.2	The original Refund Guarantee.

2.3	Copies of the MOA and of all documents signed or issued by the Debtor or the seller (or both of them) under or in connection with it.

2.4	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorization and execution of the Construction Contract, the MOA and the Refund Guarantee by each of the parties thereto.

3	Collateral Ship and other security

3.1	A duly executed original of the Collateral Ship Mortgage and, if applicable, Deed of Covenant in respect of the Collateral Ship and of each document to be delivered under or pursuant thereto together with documentary evidence that the Collateral Ship Mortgage in respect of such Collateral Ship has been duly registered as a valid first preferred or priority ship mortgage, as the case may be, in accordance with the laws of the jurisdiction of its Approved Jurisdiction.

3.2	Documentary evidence that the Collateral Ship:

(a)	has been unconditionally delivered by the Builder or the seller, as applicable to, and accepted by, the relevant Debtor under the relevant Construction Contract or MOA, and that the full purchase price payable and all other sums due to the Builder or the seller, as the case may be under the applicable Construction Contract or MOA have been paid to the Builder or seller, as the case may be;

(b)	is definitively and permanently registered in the name of relevant Debtor under the Approved Jurisdiction.

(c)	is in the absolute and unencumbered ownership of the relevant Debtor;

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(d)	maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and

(e)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

3.3	Documents establishing that the Collateral Ship will, as from the Delivery Date, be managed commercially by its Approved Commercial Manager and managed technically by its Approved Technical Manager on terms acceptable to Agent acting with the authorization of all of the Lenders, together with copies of the relevant Approved Technical Manager’s Document of Compliance and of the relevant Collateral Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation such Collateral Ship including without limitation an ISSC.

3.4	A copy of any Charter in respect of the Collateral Ship.

3.5	An opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the Marine Insurances as the Agent may require.

3.6	A valuation of the Collateral Ship, addressed to the Agent on behalf of the Lenders, stated to be for the purposes of this Agreement and dated not earlier than 60 days before the Delivery Date from an Approved Appraiser.

4	Legal opinions

Legal opinions of the legal advisers to the Debtors in the jurisdiction of the Approved Jurisdiction of relevant Collateral Ship and such other relevant jurisdictions as the Agent may require, in each case in form and substance satisfactory to the Agent.

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EXHIBIT F

FORM OF NOTICE OF ASSIGNMENT OF INSURANCES

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Annex I

LOSS PAYABLE CLAUSES

EXHIBIT G-1

FORM OF NOTICE OF ASSIGNMENT OF CHARTER

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EXHIBIT G-2

FORM OF CHARTERER’S CONSENT AND AGREEMENT

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EXHIBIT H

[NOTICE OF ASSIGNMENT OF EARNINGS]

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EXHIBIT I

CONSENT AND AGREEMENT

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